UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-2783228
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Eighth Avenue, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

WebMD Health Corp. (the “Company”) hereby amends its registration statement on Form 8-A, which it filed with the Securities Exchange Commission (the “SEC”) on November 3, 2011, as amended by Amendment No. 1 thereto filed with the SEC on October 19, 2012 (collectively, the “Registration Statement”) as follows:

Item 1.	Description of Registrant’s Securities to Be Registered.

The Company hereby amends and supplements Item 1 of the Registration Statement to reflect that on August 1, 2013, the Company entered into a Second Amendment to the Rights Agreement (the “Second Amendment”), which amends and supplements the Rights Agreement, dated as of November 2, 2011, as previously amended by the Amendment to the Rights Agreement, dated as of October 18, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Pursuant to the Second Amendment, the Final Expiration Date (as defined in the Rights Agreement) of the Rights Agreement was set as the close of business on August 1, 2013.

As a result of the Second Amendment, the Rights (as defined in the Rights Agreement) expired at the close of business on August 1, 2013 and are no longer outstanding or exercisable.

Item 2.	Exhibits.

Item 2 of the Registration Statement is amended by adding the following Exhibits:

3.1.	Certificate of Elimination, dated August 1, 2013, relating to the Series A Junior Preferred Stock.

4.3.	Second Amendment, dated as of August 1, 2013, to the Rights Agreement between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WEBMD HEALTH CORP.

By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

Date: August 2, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Elimination, dated August 1, 2013, relating to the Series A Junior Preferred Stock.

4.1*	Rights Agreement, dated as of November 2, 2011, between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Shares as Exhibit B and the Form of Certificate of Designation of the Preferred Stock as Exhibit C.

4.2*	Amendment to the Rights Agreement, dated as of October 18, 2012, between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

4.3.	Second Amendment, dated as of August 1, 2013, to the Rights Agreement between WebMD Health Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

*	Previously filed.